EXHIBIT 99.1
FirstCash Reports First Quarter Revenues and Earnings;
Adds 67 Locations with Acquisition & New Store Openings;
Provides COVID-19 Update
____________________________________________________________

Fort Worth, Texas (April 22, 2020) -- FirstCash, Inc. (the “Company”) (Nasdaq: FCFS), the leading international operator of over 2,700 retail pawn stores in the U.S. and Latin America, today provided a COVID-19 update and announced operating results for the three month period ended March 31, 2020.

Mr. Rick Wessel, chief executive officer, stated, “During these unprecedented times related to the COVID-19 pandemic, we are focused on ensuring the health and safety of our employees and customers. FirstCash also remains committed to providing essential financial services to our customers who depend on us for their short-term cash needs, especially during uncertain economic times. In addition, our stores are a source of essential merchandise, such as laptops and other electronic products, needed to facilitate remote working and learning. Our customers, many of whom are tradespeople, purchase our tools and equipment for essential maintenance and security for homes and businesses. We are doing our best to continue serving all of our customers and communities safely, with as little disruption as possible.

“At this time, approximately 98% of the Company’s 2,740 stores in the United States and Latin America remain open, where in most jurisdictions, pawnshops have been designated as essential financial institutions by federal guidelines and local regulations. We take this responsibility seriously, and are taking necessary healthcare precautions in accordance with the guidelines of the Centers for Disease Control and state and local authorities. This includes the adoption of strict social distancing and hygiene protocols in our stores and promoting remote work solutions for corporate and support staff where feasible. We are very proud and appreciative of our dedicated employees who are working under challenging circumstances.

“FirstCash’s balance sheet and liquidity remain strong. As of April 21, we have over $80 million of cash on hand and $200 million of available borrowing capacity under our unsecured lines of credit. Additional working capital also includes over $500 million in fully collateralized, short-term pawn loans and highly liquid, fast-turning inventories. Year-to-date operating and free cash flows remain very strong and are running well ahead of the prior year. While we are temporarily suspending our share buyback program, we currently intend to continue paying our quarterly dividend.

“Our first quarter earnings results were better than expected, driven in large part by an acceleration of retail demand in March that has continued thus far in April. Even so, the outlook for the rest of the year is clearly less predictable due to the impact of COVID-19. Based on historical patterns for tightened consumer credit and increased customer liquidity needs during times of economic uncertainty, we anticipate demand for pawn loans will build given the expected economic volatility. At the same time, there are still significant uncertainties around the effects of government stimulus programs and new retail spending patterns in general. The amount and timing of such impacts on both pawn lending and retail demand over the balance of the year is difficult to predict. Adding to the uncertainty is the volatility of foreign currencies, including the Mexican peso. Although the Company reinvests its LatAm earnings in-market, currency volatility will have a significant impact on our earnings when translated into U.S. dollars. The degree and timing of these combined impacts make it impractical at this time to provide accurate earnings guidance for 2020, and for this reason we are withdrawing the guidance we gave in our fourth quarter 2019 earnings release.

“In short, while COVID-19 has created challenging times, we believe FirstCash is very well-positioned to continue meeting the needs of our customers and the communities in which we operate,” concluded Mr. Wessel.

This release contains adjusted earnings measures, which exclude, among other things, merger and other acquisition expenses, certain non-cash foreign currency exchange gains and losses, non-cash write-offs of certain lease intangibles and the impairment of certain other assets which are non-GAAP financial measures. Please refer to the descriptions and reconciliations to GAAP of these and other non-GAAP financial measures at the end of this release.

	Three Months Ended March 31,
	As Reported (GAAP)		Adjusted (Non-GAAP)
In thousands, except per share amounts	2020	2019	2020	2019
Revenue	$466,490	$467,604	$466,490	$467,604
Net income	$32,918	$42,655	$40,295	$42,521
Diluted earnings per share	$0.78	$0.98	$0.96	$0.97
EBITDA (non-GAAP measure)	$64,624	$76,883	$74,606	$76,692
Weighted-average diluted shares	42,007	43,658	42,007	43,658

Consolidated Earnings Highlights

•	Diluted earnings per share decreased 20% on a GAAP basis and 1% on an adjusted non-GAAP basis in the first quarter of 2020 compared to the prior-year quarter.

◦
Tax-effected non-GAAP adjustments to earnings per share during the quarter included a $0.07 non-cash foreign currency loss related to the remeasurement of U.S. dollar denominated lease liabilities in Mexico and $0.11 of non-cash write-offs and impairments of certain intangible and other assets. For further information, see the “Reconciliations of Non-GAAP Financial Measures to GAAP Financial Measures” section.

•
Year-over-year comparative earnings per share on both a GAAP and adjusted non-GAAP basis were negatively impacted by the continued and expected contraction in non-core consumer lending revenues, driven primarily by the discontinuance of consumer lending products in Ohio in April 2019.

◦
First quarter 2020 earnings from non-core consumer lending operations were reduced by approximately $0.06 per share on both a GAAP and adjusted non-GAAP basis compared to the prior-year quarter as a result of the continued wind down of the non-core consumer lending business.

•
While consolidated revenues for the first quarter of 2020 were essentially flat compared to the prior-year quarter, revenues from core pawn operations (retail merchandise sales and pawn fees) increased 3%. The increase was offset by an expected 87% decline in non-core consumer lending revenue. Total revenues for the trailing twelve months totaled $1.9 billion.

•
For the trailing twelve months ended March 31, 2020, consolidated net income was $155 million and adjusted EBITDA totaled $302 million. Growth in trailing twelve months adjusted EBITDA was 5% compared to the prior-year period, despite the significant year-over-year decline in pre-tax earnings from consumer lending operations.

•
Cash flow from operating activities for the trailing twelve months ended March 31, 2020 totaled $237 million, while adjusted free cash flow, a non-GAAP financial measure, was $238 million for the twelve months ended March 31, 2020.

Acquisitions and Store Opening Highlights

•	A total of 31 de novo locations were opened during the first quarter, all in Latin America. The new store openings included 26 locations in Mexico, four in Colombia and one in Guatemala.

•
The Company acquired a 36-store independent chain of small-format pawnshops located in central Mexico during the first quarter of 2020. The purchase price for the all-cash transaction was approximately $165 million Mexican pesos, which translated into approximately $7 million U.S. dollars as of March 31, 2020, the date the transaction closed.

•	Over the trailing twelve month period ended March 31, 2020, the Company has added a total of 182 locations, representing a 7% increase in the number of pawn stores.

U.S. Operations

•
Total domestic revenues for the first quarter decreased 2% compared to the first quarter of 2019 due to the anticipated 87% decline in non-core consumer loan and credit services fees. Excluding consumer loan fees and scrap jewelry sales, core revenues increased 3% for the quarter compared to the prior-year quarter.

•
Net revenues (or gross profit), which were also impacted by the decline in non-core consumer lending operations, increased less than 1% for the first quarter of 2020. Excluding consumer lending operations and wholesale scrap sales, gross profit from core pawn operations increased 4% compared to the prior-year quarter, primarily as a result of improvements in retail sales margins and pawn yields as highlighted below.

•	U.S. retail sales were especially strong in the latter part of the first quarter, increasing 5% in total and 4% on a same-store basis compared to the prior-year quarter.

•
Retail sales margins increased to 39% for the first quarter of 2020 compared to 37% in the prior-year period. Coupled with the increase in top-line retail sales, total gross profit from retail operations increased 11% for the quarter.

•
Total and same-store pawn fees in the first quarter were consistent with the prior-year quarter, as a 460 basis point increase in the average effective annualized pawn yield was offset by slightly lower pawn receivable balances.

•	Pawn loans outstanding at March 31, 2020 totaled $224 million, a decrease of 4% in total and on a same-store basis.

Note: Certain growth rates in “Latin America Operations” below are calculated on a constant currency basis, a non-GAAP financial measure defined at the end of this release and reconciled to the most comparable GAAP measures in the financial statements in this release. The average Mexican peso to U.S. dollar exchange rate for the three month period ended March 31, 2020 was 19.9 pesos / dollar, an unfavorable change of 4% versus the comparable prior-year period.

Latin America Operations

•
Although COVID-19 had a limited impact on Latin American operations in the first quarter, revenues for the first quarter of 2020 increased 4% on a U.S. dollar basis and 7% on a constant currency basis, as compared to the first quarter of 2019.

•
Revenue growth was driven primarily by a 3% increase in retail sales, or 7% on a constant currency basis, compared to the prior-year quarter, while scrap jewelry sales, which are dollar denominated, increased 22%. Pawn fees increased 2%, or 5% on a constant currency basis, as compared to the prior-year quarter.

•
Same-store retail sales decreased 3% on a U.S. dollar basis and were flat on a constant currency basis, while same-store pawn fees decreased 4% on a U.S. dollar basis and were flat on a constant currency basis compared to the prior-year quarter.

•
Given the sharp decline in the value of LatAm currencies in March, pawn loans outstanding decreased 19% on a U.S. dollar translated basis. On a constant currency basis, the decline was 3% versus the prior year. Same-store pawn loans at quarter end decreased 24% on a U.S. dollar translated basis and 8% on a constant currency basis compared to the prior year.

•	Cash collections of interest on pawn loans were strong, with an increase in the average effective annualized yield on pawn receivables of 860 basis points above the same quarter last year.

•	Segment retail sales margins were 35% in the first quarter and, while down versus the prior year, were up significantly over the 32% margins in the prior sequential quarter.

Liquidity

•	The Company’s strong liquidity position at March 31, 2020 includes cash balances of $75 million and availability under its bank lines of credit of $167 million.

•	Cash flow from operations totaled $237 million and adjusted free cash flow was $238 million for the trailing twelve month period ended March 31, 2020.

•
In March, the Company added an additional $600 million Mexican peso denominated revolving unsecured credit facility with a bank in Mexico. The facility represents $26 million USD at the March 31, 2020 exchange rate. The Company fully drew on the facility in March in order to fund the 36-store acquisition in Mexico and to increase available cash reserves in Mexico.

•
The Company continues to maintain excellent liquidity ratios. The net debt ratio, which is calculated using a non-GAAP financial measure, for the trailing twelve months ended March 31, 2020 was 1.9 to 1 compared to 1.8 to 1 a year ago.

Cash Dividend and Stock Repurchases

•
The Board of Directors declared a $0.27 per share second quarter cash dividend on common shares outstanding, which will be paid on May 29, 2020 to stockholders of record as of May 15, 2020. This represents an annual cash dividend of $1.08 per share. Any future dividends are subject to approval by the Company’s Board of Directors.

•
The Company completed the $100 million share repurchase authorization initiated in May 2019 by repurchasing 344,000 shares during January 2020. During February and March 2020, the Company repurchased 637,000 shares under the new $100 million share repurchase program initiated in January 2020. For the quarter in total, the Company repurchased 981,000 shares at an aggregate cost of $80 million. The Company has temporarily suspended the current share repurchase program; future share repurchases are subject to expected liquidity, debt covenant restrictions and other relevant factors including the impact of COVID-19.

•
Since the merger with Cash America in September 2016 and through the first quarter of 2020, the Company has repurchased a total of 7,245,000 shares, or 36% of the shares issued as a result of the merger, resulting in a 15% reduction in the total number of shares outstanding immediately following the merger.

2020 Outlook

•
Due to the uncertainty around COVID-19 and the associated volatility of the Mexican peso, the Company is withdrawing its previous earnings guidance given on January 29, 2020. As the Company evaluates its 2020 earning results, the following factors could or are expected to impact its comparisons to prior-year results:

◦
Impact of COVID-19: The extent to which COVID-19 impacts the Company’s operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration, severity and scope of the outbreak and impact on customer retail traffic and borrowing demand, among others. There can be no assurance that the Company will remain designated as an essential service or that government officials will not expand business closures, which would have a material adverse effect on the Company’s operations and financial condition. In addition, the operation of the Company’s stores is critically dependent on its employees who staff each location, and COVID-19 could impact the Company’s ability to safely staff its stores. The direct impacts of COVID-19 could also significantly change consumer behavior and shopping patterns in each country in which the Company operates, which could materially impact demand for the Company’s pawn loan and retail products, as could actions taken to limit the economic impact of COVID-19, such as the robust government stimulus programs enacted in the U.S.

◦
Currency volatility: Global economic uncertainty due to the COVID-19 pandemic has strengthened the relative value of the U.S. dollar and negatively impacted developing market currencies, including the Mexican peso. The current peso to dollar exchange rate of approximately 24 to 1 compares to an average rate of 19.2 to 1 and 19.9 to 1 for the first quarter of 2019 and 2020, respectively. Each full Mexican peso change in the exchange rate to the U.S. dollar represents approximately $0.10 to $0.12 per share of annualized earnings impact to the Company.

◦
Wind-down of unsecured consumer lending operations: The Company continues to strategically reduce its consumer lending operations. Earnings associated with consumer lending declined approximately $0.06 per share during the first quarter compared to the prior-year quarter.

◦
Income tax rate: The effective income tax rate is expected to range from 27.0% to 28.0% for 2020 compared to the actual rate of 26.7% in 2019, which represents approximately $0.02 to $0.07 of earnings per share headwind.

◦
New store openings: In connection with its previous, now withdrawn guidance, the Company had announced that it intended to open approximately 90 to 100 new locations in 2020. A total of 31 stores were opened in the first quarter and there is a strong pipeline of new stores under lease and in development. While we are currently on pace to meet the full year target, future store openings are subject to uncertainties related to the COVID-19 pandemic, including but not limited to, the ability to continue construction projects and obtain necessary licenses, permits, utility services, store equipment, supplies and staffing. As a reminder, the average investment in new Latin American stores is relatively small. At current exchange rates, the average capital expenditure to open a new store in Latin America is approximately $150,000 USD per store.

Additional Commentary and Analysis

Mr. Wessel continued, “While the Company’s first quarter results for our pawn operations were strong, our focus in March turned to navigating these unprecedented times and dealing with an operational environment unlike any we have seen in the past. Our priorities have naturally turned to community and employee safety and maintaining customer accessibility to essential financial services.”

To expand on some of the key areas of focus noted earlier in the release, Mr. Wessel provided the following additional insights:

Customer and Employee Protection

“To keep our customers and employees safe, FirstCash has implemented strict social distancing protocols throughout all of our stores and offices, including limiting the number of customers and employees in our locations as necessary. We have installed protective barriers at our retail counters and sanitizers are available for customers and employees. There are disinfecting protocols in all of our stores and offices, especially in high traffic areas and frequent contact points. Our employees are being provided with appropriate personal protective equipment as it becomes available. Additionally, store hours have been modified in many locations to comply with local orders and ease employee scheduling demands.

“FirstCash remains ready and able to provide fast, short-term cash liquidity to our customers through pawn loans or buying merchandise from them. Pawns remain essential non-recourse loans that are easily accessible to unbanked and underbanked customers and don’t require credit approvals or proof of income. We are further supporting our customers at this time by voluntarily lengthening grace periods on pawn loans in certain markets and by providing additional accommodations to customers directly impacted by COVID-19. As always, we don’t charge late fees, customers are never obligated to repay pawn loans, we don’t pursue collection activities and we don’t report defaults to credit reporting agencies.

“At this time, we have not had to furlough or lay off any employees. We have implemented an emergency leave pay plan to ensure that employees continue to be paid when they are unable to work due to COVID-19 and we are offering flexible work arrangements for those with other medical risks and care-giver responsibilities. The Company is also covering all out of pocket medical expenses related to COVID-19 for employees who participate in its medical benefit plans.

Current Status of Store Operations

“Another important priority is to ensure that our stores remain open in order to continue delivering essential financial services in a manner that is safe for our customers and employees. It’s also important for us to remain open so that customers can redeem existing pawn loans and pick up their collateral.

“As of April 21, 2020, approximately 98% of our 2,740 stores were open for business. All of the U.S. stores are currently open and, at this time, we are not aware of any state or local jurisdictions that have determined our stores to be non-essential. In Mexico, where we have 1,608 locations, pawn stores have been deemed an essential operation by PROFECO, the federal regulator for all retailers, including FirstCash. Currently there are approximately 30 stores in Mexico that are closed primarily due to orders by local authorities. In addition, there are approximately 100 stores in Mexico which are able to provide all lending services but have restrictions on most retailing activities at this time. In Central and South America, 27 of our stores are currently closed, due primarily to broad-based lock-downs of almost all business activities in Colombia and El Salvador for the time being.

First Quarter and Early April Business Trends

“During the first three months of the year, and in March in particular, both the U.S. and Latin America segments experienced stronger than expected retail sales and solid sequential improvements in retail margins and pawn yields. First quarter cash flows were especially robust, with the Company generating $77 million of cash flow from operations and $119 million of adjusted free cash flow during the quarter, and $237 million of cash flow from operations and $238 million of adjusted free cash flow for the trailing twelve month period.

“In the U.S., the seasonal impact from the normal first quarter tax refunds, which averaged approximately $3,125 per household, was slightly greater than expected. The refunds contributed to better than expected retail sales volumes and margins in February and March along with strong seasonal pay-downs of pawn receivables of 17% over the full quarter. This compares to the typical first quarter reduction in pawn loans of approximately 15%.

“Our U.S. business has been further impacted in April as customers started receiving federal stimulus payments, which are in effect a “second tax refund,” assuming a stimulus payment of $3,400 for the typical family of four. Despite the severe and broad-based economic impacts of COVID-19 on so many businesses and individuals, many of our U.S. customers appear to be somewhat more liquid than would be expected given increased unemployment rates. In addition to stimulus payments, we believe that many of our customers have temporarily reduced their normal levels of spending significantly, as they adhere to strict “shelter-in-place” regulations resulting in reduced expenditures on gasoline, dining out, travel, entertainment, childcare and other services.

“Accordingly, the U.S. results so far in April have seen both extremely strong retail sales and loan redemptions, coupled with a lower than normal volume of new loans being written. Currently, U.S. pawn loans are down 14% since the beginning of April, when normal seasonal trends for the month would typically see flat to slightly increased pawn balances. While the increased volume of loan redemptions is to date driving a 12% increase in collected pawn fees for April compared to last year, expected fee income after April will be impacted by the reduced loan balances.

“Offsetting much of the near term impact of lower pawn balances is the strength of the U.S. retail business, where same-store retail sales in the first three weeks of April are up approximately 29% versus the same period last year while being able to maintain margins consistent with the first quarter. Much of the retail sales growth has been driven by strong demand for essential “stay at home” product categories, including electronics utilized for remote work or online learning and other “home-based” recreational products, such as gaming consoles and sporting goods.

“First quarter results in Latin America were solid as well. Retail results in particular were encouraging, with retail sales up 3% in U.S. dollars and 7% on a constant currency basis. Retail margins were 35%, which was much improved over the prior sequential quarter margins of 32%, while scrap jewelry margins and pawn yields improved as well.

“For April, we see trends in Latin America being similar to those in the U.S., though less pronounced given the lack of large, broad-based direct payment stimulus programs thus far in our Latin America markets. Pawn loans outstanding in Mexico are down approximately 8% since the beginning of April when we would normally experience slight seasonal growth. Retail sales in LatAm were slightly above trend in most stores, excluding locations where stores are currently closed or have restricted retail operations. Similar to consumer behavior in the U.S., we also believe that many of our Latin American customers are staying close to home, and as a result, are limiting personal spending and borrowing activities to some extent at this time.

Cash Flow and Liquidity

“Consolidated cash flow from operations for the trailing twelve months ended March 31, 2020 was $237 million and adjusted free cash flow totaled $238 million, of which $229 million was utilized for discretionary share buybacks and real estate purchases over this same period. As almost all of our stores continue to operate as essential businesses, operating and free cash flows in April so far remain especially strong and well ahead of the prior year. This shows the resiliency of the FirstCash business model in the face of the pandemic’s impact on the U.S. and LatAm economies.

“We currently have over $80 million of cash on hand and significant availability on our existing $500 million unsecured U.S. bank line of credit. Since the beginning of April, we have paid down $33 million on the U.S. line of credit and current availability as of April 21 totals $200 million. During March, we also added a $600 million Mexican peso unsecured line of credit with a major bank in Mexico. This new line of credit, which is approximately $25 million USD at the current exchange rate, was utilized to pay for the recent 36-store acquisition in Mexico and we fully drew down the remainder of the line to maintain larger cash reserves in Latin America.

In Summary

“Pawnshops have historically served unbanked and underbanked consumers well in periods of economic uncertainty and credit contraction. Based on historical patterns, we expect strong future demand for pawn loans, given potential longer term weakness in the employment market and tightening of unsecured underwriting requirements by other small dollar lenders. The timing of the expected demand cycle will be subject, in the short run, to the offsetting impacts of government stimulus programs and consumer spending patterns.

“We continue to closely monitor the COVID-19 situation with a vigilant focus on the health and well being of our employees and customers. We have implemented significant safety protocols in our stores so they can remain open to offer essential services and we are diligently protecting our strong cash flows and liquidity positions,” concluded Mr. Wessel, chief executive officer.

About FirstCash

FirstCash is the leading international operator of pawn stores with more than 2,700 retail pawn locations and 20,000 employees in 24 U.S. states, the District of Columbia and four countries in Latin America including Mexico, Guatemala, El Salvador and Colombia. FirstCash focuses on serving cash and credit constrained consumers through its retail pawn locations, which buy and sell a wide variety of jewelry, electronics, tools, appliances, sporting goods, musical instruments and other merchandise, and make small consumer pawn loans secured by pledged personal property.

FirstCash is a component company in both the Standard & Poor’s MidCap 400 Index® and the Russell 2000 Index®. FirstCash’s common stock (ticker symbol “FCFS”) is traded on the Nasdaq, the creator of the world’s first electronic stock market. For additional information regarding FirstCash and the services it provides, visit FirstCash’s websites located at http://www.firstcash.com and http://www.cashamerica.com.

Forward-Looking Information

This release contains forward-looking statements about the business, financial condition and prospects of FirstCash, Inc. and its wholly owned subsidiaries (together, the “Company”). Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “outlook,” “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations and future plans. Forward-looking statements can also be identified by the fact these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties.

While the Company believes the expectations reflected in forward-looking statements are reasonable, there can be no assurances such expectations will prove to be accurate. Security holders are cautioned such forward-looking statements involve risks and uncertainties. Certain factors may cause results to differ materially from those anticipated by the forward-looking statements made in this release. Such factors may include, without limitation, the risks, uncertainties and regulatory developments (1) related to the COVID-19 pandemic, which include risks and uncertainties related to the current unknown duration of the COVID-19 pandemic, the impact of governmental regulations that have been, and may in the future be, imposed in response to the pandemic, including regulations which could adversely affect the Company’s ability to continue to operate as an “essential business,” potential changes in consumer behavior and shopping patterns, which could impact demand for both the Company’s pawn loan and retail products, the potential effects of government stimulus packages, the deterioration in the economic conditions in the United States and Latin America, which potentially could have an impact on discretionary consumer spending, and currency fluctuations, primarily involving the Mexican peso and (2) those discussed and described in the Company’s 2019 annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 3, 2020, including the risks described in Part 1, Item 1A, “Risk Factors” thereof, and other reports filed subsequently by the Company with the SEC. Many of these risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. The forward-looking statements contained in this release speak only as of the date of this release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

FIRSTCASH, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2020	2019
Revenue:
Retail merchandise sales	$296,629	$284,241
Pawn loan fees	142,115	141,192
Wholesale scrap jewelry sales	26,371	31,710
Consumer loan and credit services fees	1,375	10,461
Total revenue	466,490	467,604

Cost of revenue:
Cost of retail merchandise sold	184,695	179,349
Cost of wholesale scrap jewelry sold	22,847	30,353
Consumer loan and credit services loss provision	(361)	2,103
Total cost of revenue	207,181	211,805

Net revenue	259,309	255,799

Expenses and other income:
Store operating expenses	153,500	146,852
Administrative expenses	32,902	32,154
Depreciation and amortization	10,674	9,874
Interest expense	8,418	8,370
Interest income	(185)	(204)
Merger and other acquisition expenses	68	149
Loss (gain) on foreign exchange	2,685	(239)
Write-offs and impairments of certain lease intangibles and other assets	5,530	—
Total expenses and other income	213,592	196,956

Income before income taxes	45,717	58,843

Provision for income taxes	12,799	16,188

Net income	$32,918	$42,655

Earnings per share:
Basic	$0.79	$0.98
Diluted	$0.78	$0.98

Weighted-average shares outstanding:
Basic	41,912	43,518
Diluted	42,007	43,658

Dividends declared per common share	$0.27	$0.25

FIRSTCASH, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	March 31,		December 31,
	2020	2019	2019
ASSETS
Cash and cash equivalents	$75,464	$49,663	$46,527
Fees and service charges receivable	40,121	43,993	46,686
Pawn loans	314,296	345,200	369,527
Consumer loans, net	410	11,017	751
Inventories	227,876	257,803	265,256
Income taxes receivable	4,279	1,096	875
Prepaid expenses and other current assets	10,326	9,329	11,367
Total current assets	672,772	718,101	740,989

Property and equipment, net	329,066	276,397	336,167
Operating lease right of use asset	280,840	298,167	304,549
Goodwill	927,290	932,773	948,643
Intangible assets, net	84,999	87,810	85,875
Other assets	9,188	10,927	11,506
Deferred tax assets	8,718	11,608	11,711
Total assets	$2,312,873	$2,335,783	$2,439,440

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$74,805	$77,363	$72,398
Customer deposits	39,728	40,055	39,736
Income taxes payable	9,832	7,484	4,302
Lease liability, current	82,355	84,946	86,466
Total current liabilities	206,720	209,848	202,902

Revolving unsecured credit facilities	355,519	255,000	335,000
Senior unsecured notes	296,744	296,053	296,568
Deferred tax liabilities	64,728	57,496	61,431
Lease liability, non-current	181,787	188,970	193,504
Total liabilities	1,105,498	1,007,367	1,089,405

Stockholders’ equity:
Common stock	493	493	493
Additional paid-in capital	1,224,113	1,225,482	1,231,528
Retained earnings	749,126	638,574	727,476
Accumulated other comprehensive loss	(180,472)	(107,694)	(96,969)
Common stock held in treasury, at cost	(585,885)	(428,439)	(512,493)
Total stockholders’ equity	1,207,375	1,328,416	1,350,035
Total liabilities and stockholders’ equity	$2,312,873	$2,335,783	$2,439,440

FIRSTCASH, INC.
OPERATING INFORMATION
(UNAUDITED)

The Company’s reportable segments are as follows:

•	U.S. operations - Includes all pawn and consumer loan operations in the U.S.

•	Latin America operations - Includes all pawn operations in Latin America, which includes operations in Mexico, Guatemala, El Salvador and Colombia.

The Company provides revenues, cost of revenues, store operating expenses, pre-tax operating income and earning assets by segment. Store operating expenses include salary and benefit expense of store-level employees, occupancy costs, bank charges, security, insurance, utilities, supplies and other costs incurred by the stores.

U.S. Operations Segment Results

The following table details earning assets, which consist of pawn loans, inventories and unsecured consumer loans, net as well as other earning asset metrics of the U.S. operations segment as of March 31, 2020 as compared to March 31, 2019 (dollars in thousands, except as otherwise noted):

	As of March 31,		Increase /
	2020	2019	(Decrease)
U.S. Operations Segment
Earning assets:
Pawn loans	$224,121	$233,649	(4)%
Inventories	162,142	175,236	(7)%
Consumer loans, net	410	11,017	(96)%
	$386,673	$419,902	(8)%

Average outstanding pawn loan amount (in ones)	$182	$173	5%

Composition of pawn collateral:
General merchandise	31%	34%
Jewelry	69%	66%
	100%	100%

Composition of inventories:
General merchandise	42%	42%
Jewelry	58%	58%
	100%	100%

Percentage of inventory aged greater than one year	3%	4%

Inventory turns (trailing twelve months retail sales divided by average inventories)	2.9 times	2.7 times

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income of the U.S. operations segment for the three months ended March 31, 2020 as compared to the three months ended March 31, 2019 (dollars in thousands):

	Three Months Ended
	March 31,		Increase /
	2020	2019	(Decrease)
U.S. Operations Segment
Revenue:
Retail merchandise sales	$195,966	$186,815	5%
Pawn loan fees	97,857	97,876	—%
Wholesale scrap jewelry sales	15,478	22,785	(32)%
Consumer loan and credit services fees	1,375	10,461	(87)%
Total revenue	310,676	317,937	(2)%

Cost of revenue:
Cost of retail merchandise sold	119,529	117,744	2%
Cost of wholesale scrap jewelry sold	14,006	21,270	(34)%
Consumer loan and credit services loss provision	(361)	2,103	(117)%
Total cost of revenue	133,174	141,117	(6)%

Net revenue	177,502	176,820	—%

Segment expenses:
Store operating expenses	107,706	103,884	4%
Depreciation and amortization	5,401	5,045	7%
Total segment expenses	113,107	108,929	4%

Segment pre-tax operating income	$64,395	$67,891	(5)%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Latin America Operations Segment Results

The Company’s management reviews and analyzes certain operating results in Latin America on a constant currency basis because the Company believes this better represents the Company’s underlying business trends. Constant currency results are non-GAAP financial measures, which exclude the effects of foreign currency translation and are calculated by translating current-year results at prior-year average exchange rates. The wholesale scrap jewelry sales in Latin America are priced and settled in U.S. dollars and are not affected by foreign currency translation, as are a small percentage of the operating and administrative expenses in Latin America, which are billed and paid in U.S. dollars. Amounts presented on a constant currency basis are denoted as such. See the “Constant Currency Results” section below for additional discussion of constant currency results.
The following table provides exchange rates for the Mexican peso, Guatemalan quetzal and Colombian peso for the current and prior-year periods:

	March 31,		Favorable /
	2020	2019	(Unfavorable)
Mexican peso / U.S. dollar exchange rate:
End-of-period	23.5	19.4	(21)%
Three months ended	19.9	19.2	(4)%

Guatemalan quetzal / U.S. dollar exchange rate:
End-of-period	7.7	7.7	—%
Three months ended	7.7	7.7	—%

Colombian peso / U.S. dollar exchange rate:
End-of-period	4,065	3,175	(28)%
Three months ended	3,533	3,137	(13)%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details earning assets, which consist of pawn loans and inventories as well as other earning asset metrics of the Latin America operations segment as of March 31, 2020 as compared to March 31, 2019 (dollars in thousands, except as otherwise noted):

				Constant Currency Basis
				As of
				March 31,
	As of March 31,			2020	Decrease
	2020	2019	Decrease	(Non-GAAP)	(Non-GAAP)
Latin America Operations Segment
Earning assets:
Pawn loans	$90,175	$111,551	(19)%	$108,337	(3)%
Inventories	65,734	82,567	(20)%	79,030	(4)%
	$155,909	$194,118	(20)%	$187,367	(3)%

Average outstanding pawn loan amount (in ones)	$56	$68	(18)%	$67	(1)%

Composition of pawn collateral:
General merchandise	70%	74%
Jewelry	30%	26%
	100%	100%

Composition of inventories:
General merchandise	62%	70%
Jewelry	38%	30%
	100%	100%

Percentage of inventory aged greater than one year	1%	1%

Inventory turns (trailing twelve months retail sales divided by average inventories)	3.9 times	3.8 times

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income of the Latin America operations segment for the three months ended March 31, 2020 as compared to the three months ended March 31, 2019 (dollars in thousands):

				Constant Currency Basis
				Three Months
				Ended
	Three Months Ended			March 31,	Increase /
	March 31,		Increase /	2020	(Decrease)
	2020	2019	(Decrease)	(Non-GAAP)	(Non-GAAP)
Latin America Operations Segment
Revenue:
Retail merchandise sales	$100,663	$97,426	3%	$103,856	7%
Pawn loan fees	44,258	43,316	2%	45,659	5%
Wholesale scrap jewelry sales	10,893	8,925	22%	10,893	22%
Total revenue	155,814	149,667	4%	160,408	7%

Cost of revenue:
Cost of retail merchandise sold	65,166	61,605	6%	67,227	9%
Cost of wholesale scrap jewelry sold	8,841	9,083	(3)%	9,133	1%
Total cost of revenue	74,007	70,688	5%	76,360	8%

Net revenue	81,807	78,979	4%	84,048	6%

Segment expenses:
Store operating expenses	45,794	42,968	7%	47,164	10%
Depreciation and amortization	4,063	3,305	23%	4,189	27%
Total segment expenses	49,857	46,273	8%	51,353	11%

Segment pre-tax operating income	$31,950	$32,706	(2)%	$32,695	—%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Consolidated Results of Operations

The following table reconciles pre-tax operating income of the Company’s U.S. operations segment and Latin America operations segment discussed above to consolidated net income (in thousands):

	Three Months Ended
	March 31,
	2020	2019
Consolidated Results of Operations
Segment pre-tax operating income:
U.S. operations segment pre-tax operating income	$64,395	$67,891
Latin America operations segment pre-tax operating income	31,950	32,706
Consolidated segment pre-tax operating income	96,345	100,597

Corporate expenses and other income:
Administrative expenses	32,902	32,154
Depreciation and amortization	1,210	1,524
Interest expense	8,418	8,370
Interest income	(185)	(204)
Merger and other acquisition expenses	68	149
Loss (gain) on foreign exchange	2,685	(239)
Write-offs and impairments of certain lease intangibles and other assets	5,530	—
Total corporate expenses and other income	50,628	41,754

Income before income taxes	45,717	58,843

Provision for income taxes	12,799	16,188

Net income	$32,918	$42,655

FIRSTCASH, INC.
STORE COUNT ACTIVITY

The following table details store count activity:

	Three Months Ended March 31, 2020
	U.S.	Latin America
	Operations Segment (1)	Operations Segment (2)	Total Locations
Total locations, beginning of period	1,056	1,623	2,679
New locations opened	—	31	31
Locations acquired	—	36	36
Locations closed or consolidated	(4)	(2)	(6)
Total locations, end of period	1,052	1,688	2,740

(1)
At March 31, 2020, includes six consumer loan locations located in Texas, which only offer credit services products. This compares to 15 consumer loan locations which only offered consumer loans and/or credit services as of March 31, 2019. At March 31, 2020, 40 of the pawn stores, primarily located in Texas, also offered consumer loans and/or credit services primarily as an ancillary product. This compares to 261 U.S. pawn locations which offered such products as of March 31, 2019. The table does not include 43 check cashing locations operated by independent franchisees under franchising agreements with the Company.

(2)	The table does not include 37 Mexico pawn locations operated by independent franchisees under franchising agreements with the Company.

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(UNAUDITED)

The Company uses certain financial calculations such as adjusted net income, adjusted diluted earnings per share, EBITDA, adjusted EBITDA, free cash flow, adjusted free cash flow and constant currency results as factors in the measurement and evaluation of the Company’s operating performance and period-over-period growth. The Company derives these financial calculations on the basis of methodologies other than generally accepted accounting principles (“GAAP”), primarily by excluding from a comparable GAAP measure certain items the Company does not consider to be representative of its actual operating performance. These financial calculations are “non-GAAP financial measures” as defined in SEC rules. The Company uses these non-GAAP financial measures in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items, other infrequent charges and currency fluctuations. The Company presents these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s core operating performance and provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures of other companies.

While acquisitions are an important part of the Company’s overall strategy, the Company has adjusted the applicable financial calculations to exclude merger and other acquisition expenses to allow more accurate comparisons of the financial results to prior periods and because the Company does not consider these merger and other acquisition expenses to be related to the organic operations of the acquired businesses or its continuing operations and such expenses are generally not relevant to assessing or estimating the long-term performance of the acquired businesses. Merger and other acquisition expenses include incremental costs directly associated with merger and acquisition activities, including professional fees, legal expenses, severance, retention and other employee-related costs, contract breakage costs and costs related to the consolidation of technology systems and corporate facilities, among others.

The Company has certain leases in Mexico which are denominated in U.S. dollars. The lease liability of these U.S. dollar denominated leases, which is considered a monetary liability, is remeasured into Mexican pesos using current period exchange rates which results in the recognition of foreign currency exchange gains or losses. The Company has adjusted the applicable financial measures to exclude these remeasurement gains or losses because they are non-cash, non-operating items that could create volatility in the Company’s consolidated results of operations due to the magnitude of the end of period lease liability being remeasured and to improve comparability of current periods presented with prior periods due to the adoption of ASC 842 on January 1, 2019.

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Adjusted Net Income and Adjusted Diluted Earnings Per Share

Management believes the presentation of adjusted net income and adjusted diluted earnings per share provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance and prospects for the future by excluding items that management believes are non-operating in nature and not representative of the Company’s core operating performance of its continuing operations. In addition, management believes the adjustments shown below are useful to investors in order to allow them to compare the Company’s financial results for the current periods presented with the prior periods presented.

The following table provides a reconciliation between net income and diluted earnings per share calculated in accordance with GAAP to adjusted net income and adjusted diluted earnings per share, which are shown net of tax (in thousands, except per share amounts):

	Three Months Ended March 31,
	2020		2019
	In Thousands	Per Share	In Thousands	Per Share
Net income and diluted earnings per share, as reported	$32,918	$0.78	$42,655	$0.98
Adjustments, net of tax:
Merger and other acquisition expenses	50	—	104	—
Non-cash foreign currency loss (gain) related to lease liability	3,069	0.07	(238)	(0.01)
Non-cash write-off of certain merger related lease intangibles (1)	2,795	0.07	—	—
Non-cash impairment of certain other assets (2)	1,463	0.04	—	—
Adjusted net income and diluted earnings per share	$40,295	$0.96	$42,521	$0.97

(1)
The Company recorded a $2.8 million write-off, net of tax, of certain merger related lease intangibles. The lease intangibles, which subsequent to the adoption of ASC 842 are included in the operating right of use asset on the consolidated balance sheets, were recorded in conjunction with the Cash America merger in 2016 and were written-off as a result of the Company purchasing the store real estate from the landlords of certain existing legacy Cash America stores.

(2)	The Company recorded a $1.5 million impairment, net of tax, related to a non-operating asset in which the Company determined that an other than temporary impairment existed as of March 31, 2020.

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

The following table provides a reconciliation of the gross amounts, the impact of income taxes and the net amounts for the adjustments included in the table above (in thousands):

	Three Months Ended March 31,
	2020			2019
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Merger and other acquisition expenses	$68	$18	$50	$149	$45	$104
Non-cash foreign currency loss (gain) related to lease liability	4,384	1,315	3,069	(340)	(102)	(238)
Non-cash write-off of certain merger related lease intangibles	3,630	835	2,795	—	—	—
Non-cash impairment of certain other assets	1,900	437	1,463	—	—	—
Total adjustments	$9,982	$2,605	$7,377	$(191)	$(57)	$(134)

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

The Company defines EBITDA as net income before income taxes, depreciation and amortization, interest expense and interest income and adjusted EBITDA as EBITDA adjusted for certain items as listed below that management considers to be non-operating in nature and not representative of its actual operating performance. The Company believes EBITDA and adjusted EBITDA are commonly used by investors to assess a company’s financial performance, and adjusted EBITDA is used in the calculation of the net debt ratio as defined in the Company’s senior unsecured notes covenants. The following table provides a reconciliation of net income to EBITDA and adjusted EBITDA (dollars in thousands):

			Trailing Twelve
	Three Months Ended		Months Ended
	March 31,		March 31,
	2020	2019	2020		2019
Net income	$32,918	$42,655		$154,881		$154,226
Income taxes	12,799	16,188		56,604		54,147
Depreciation and amortization	10,674	9,874		42,704		41,552
Interest expense	8,418	8,370		34,083		31,345
Interest income	(185)	(204)		(1,036)		(1,667)
EBITDA	64,624	76,883		287,236		279,603
Adjustments:
Merger and other acquisition expenses	68	149		1,685		7,553
Non-cash foreign currency loss (gain) related to lease liability	4,384	(340)		3,791		(340)
Non-cash write-off of certain merger related lease intangibles	3,630	—		3,630		—
Non-cash impairment of certain other assets	1,900	—		1,900		—
Ohio consumer lending wind-down costs and asset impairments	—	—		3,454		1,514
Adjusted EBITDA	$74,606	$76,692		$301,696		$288,330

Net debt ratio calculation:
Total debt (outstanding principal)				$655,519		$555,000
Less: cash and cash equivalents				(75,464)		(49,663)
Net debt				$580,055		$505,337
Adjusted EBITDA				$301,696		$288,330
Net debt ratio (net debt divided by adjusted EBITDA)			1.9	:1	1.8	:1

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Free Cash Flow and Adjusted Free Cash Flow

For purposes of its internal liquidity assessments, the Company considers free cash flow and adjusted free cash flow. The Company defines free cash flow as cash flow from operating activities less purchases of furniture, fixtures, equipment and improvements and net fundings/repayments of pawn and consumer loans, which are considered to be operating in nature by the Company but are included in cash flow from investing activities. Adjusted free cash flow is defined as free cash flow adjusted for merger and other acquisition expenses paid that management considers to be non-operating in nature.

Free cash flow and adjusted free cash flow are commonly used by investors as an additional measure of cash generated by business operations that may be used to repay scheduled debt maturities and debt service or, following payment of such debt obligations and other non-discretionary items, may be available to invest in future growth through new business development activities or acquisitions, repurchase stock, pay cash dividends or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company’s ability to generate cash flow from business operations and the impact that this cash flow has on the Company’s liquidity. However, free cash flow and adjusted free cash flow have limitations as analytical tools and should not be considered in isolation or as a substitute for cash flow from operating activities or other income statement data prepared in accordance with GAAP. The following table reconciles cash flow from operating activities to free cash flow and adjusted free cash flow (in thousands):

			Trailing Twelve
	Three Months Ended		Months Ended
	March 31,		March 31,
	2020	2019	2020	2019
Cash flow from operating activities	$77,385	$71,697	$237,284	$223,810
Cash flow from investing activities:
Loan receivables, net of cash repayments	52,279	42,216	44,469	(3,879)
Purchases of furniture, fixtures, equipment and improvements	(10,581)	(9,658)	(45,234)	(39,947)
Free cash flow	119,083	104,255	236,519	179,984
Merger and other acquisition expenses paid, net of tax benefit	50	104	1,222	5,608
Adjusted free cash flow	$119,133	$104,359	$237,741	$185,592

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Constant Currency Results

The Company’s reporting currency is the U.S. dollar. However, certain performance metrics discussed in this release are presented on a “constant currency” basis, which is considered a non-GAAP financial measure. The Company’s management uses constant currency results to evaluate operating results of business operations in Latin America, which are primarily transacted in local currencies.

The Company believes constant currency results provide investors with valuable supplemental information regarding the underlying performance of its business operations in Latin America, consistent with how the Company’s management evaluates such performance and operating results. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in local currencies using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. Business operations in Mexico, Guatemala and Colombia are transacted in Mexican pesos, Guatemalan quetzales and Colombian pesos, respectively. The Company also has operations in El Salvador where the reporting and functional currency is the U.S. dollar. See the Latin America operations segment tables elsewhere in this release for an additional reconciliation of certain constant currency amounts to as reported GAAP amounts.

For further information, please contact:
Gar Jackson
Global IR Group
Phone:     (817) 886-6998
Email:     gar@globalirgroup.com

Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 258-2650
Email:     investorrelations@firstcash.com
Website:    investors.firstcash.com